EXHIBIT 99.27(d)(4)
                     VARIABLE POLICY EXCHANGE OPTION RIDER

                             VARIABLE POLICY EXCHANGE OPTION RIDER

                             THIS RIDER IS A PART OF THE POLICY TO WHICH IT IS ATTACHED IF IT IS LISTED ON THE SCHEDULE PAGES OF THE POLICY OR IN AN ENDORSEMENT AFTER THAT PAGE. EXCEPT AS STATED IN THIS RIDER, IT IS SUBJECT TO ALL OF THE PROVISIONS CONTAINED IN THE POLICY.

THE EXCHANGE OPTION          While this rider is in effect and subject to its
                             terms, You have the option to exchange Your policy
                             (the "exchange policy") for a new policy on the life of a substitute Insured.

HOW TO EXERCISE THE OPTION   To exercise this option, You must file an exchange
                             application In Writing. It must be signed by You.
                             We must also receive:

                             a. Evidence that You have a satisfactory insurable
                                interest in the life of the substitute Insured.

                             b. Evidence that the substitute Insured is
                                insurable under Our established practice in the selection of risks for the amount and plan applied for. Selection of risks includes health and non-health factors.

                             c. The release of any lien against or assignment
                                against Your policy. You may instead submit written approval by the lienholder or assigns of the exchange of the policies with such other documents as We may require.

                             d. Payment of any amounts due to Us for the
                                exchange as described in the Exchange
                                Adjustments.

                             Unless otherwise provided in the exchange application, the owner and beneficiary of the new policies will be the same as under the original policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                             The Date of Exchange will be the same day of the month as the exchange policy's anniversary which occurs on or after the later of:

                             a. Our approval of the exchange application;

                             b. Payment of any Exchange Adjustments that are
                                required of You.

                             The exchange policy will be in force only to and including the day prior to the Date of Exchange. It will thereafter be deemed terminated and canceled.

                             The new policy will begin in effect on the Date of Exchange.

THE NEW POLICY               The date of issue of the new policy will be the
                             later of:



VR35                                    1

                             a. The same date as the date of issue of the
                                exchange policy;

                             b. The first anniversary of the exchange policy
                                which follows the substitute Insured's date of birth.

                             The age at issue shown in the new policy will be the substitute Insured's age on his or her birthday nearest the date of issue of the new policy.

                             The new policy on the life of the substitute
                             Insured will be written on any plan of variable life insurance issued by Us at the time of the exchange. The new policy will be written using a policy form in use by Us on the date of issue and will be subject to Our published issue rules (e.g., age and amount limits) for the plan chosen which were in effect on the date of issue. The premium classification and any exclusions applicable to the new policy will be determined in accordance with Our rules and practices in effect on the date of issue.

                             The face amount of the new policy will be chosen by the owner. At Our sole discretion, We may reduce the chosen face amount to an amount not less than the face amount of the original policy.

                             We will not permit the face amount of the new policy to exceed an amount which, when added to the amount at risk on the life of the substitute Insured under all other life insurance in force with Us on the Date of Exchange, exceeds Our maximum cumulative limits for the substitute Insured.

                             The policy value for the original policy will be transferred to the new policy. Any such policy value that cannot so be applied will be used to reduce any loan against the policy, and the residual amount will be returned to You in cash.

                             To the extent that the loan value of the new policy is sufficient security, the new policy will be subject to any loans against the exchange policy. The loan rate under the new policy will be the rate used by Us in the jurisdiction in which the new policy is issued on the Date of Exchange.

                             The time periods for the suicide and contestability provision in the new policy will be measured from the Date of Exchange.

                             Additional rider benefits may be included in the new policy provided We consent. The new policy will conform to all of the requirements of the jurisdiction in which it is issued regardless of any terms of this rider providing to the contrary.

EXCHANGE ADJUSTMENTS        The exchange is subject to the following
                            adjustments:






VR35                                    2

                             1. If the policy value of the original policy is
                                insufficient to produce a positive cash
                                surrender value for the new policy, the owner must pay an Exchange Adjustment in an amount that, when applied as premium, will make the cash surrender value of the new policy greater than zero.

                             2. In some cases, the amount of policy value which
                                may be applied to the new policy may result in a death benefit which exceeds the limit for the new policy. In that event, We will apply such excess policy value to reduce any loan against the policy, and the residual amount will be returned to You in cash.

                             3. The exchange will also be subject to Our receipt
                                of repayment of the amount of any policy debt under the exchange policy in excess of the loan value of the new policy on the Date of Exchange.

RIDER CHARGES               There are no monthly charges for this rider.

TERMINATION OF THIS RIDER   This rider will terminate on the earliest of:

                             a. Termination of the exchange policy by surrender,
                                lapse or death of the subsitute Insured; or

                             b. Exercise of the exchange option under this
                                rider.


                                              Phoenix Life Insurance Company

                                              /s/ Dona D. Young

                                           President and Chief Executive Officer





VR35                                    3